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          A growing America needs a

strong, robust freight rail network.

          Today, too many people think of

railroads as a relic of the past.

          Here's the reality...


We mean business
               ^better


Railroads work hard for a growing America.

Inside CSX Transportation boxcars, tankers and specialized high-tech container cars are many of the essential products we use every day, such as fresh orange juice for our breakfast tables, newsprint for our morning paper and grain to make into our favorite cereals. We also ship:

     . Household appliances

     . Construction materials, such as cement, lime, clay and lumber, for building our homes, manufacturing plants and roads

     . Chemicals used in plastics and other products

     . Office supplies to support businesses, large and small

     . One-third of all automobiles made in America

     . More coal than any other railroad in the nation

We even transport booster rockets to Cape Canaveral for NASA and use state-of-the-art railcars to safely carry fuel for space missions!

Railroads mean industrial development, new jobs and thriving communities.

CSX Transportation is America's premier industrial development partner, helping communities seize new economic growth opportunities along its rail lines.

CSXT's industrial development efforts have achieved impressive results since
1994:

     . Helping 400 companies locate and expand along its rail lines

     . Creating more than 21,000 jobs in communities large and small

     . Working with state and local officials, economic development representatives, customers and developers across the East

     . Helping to attract $6.6 billion in industrial development investment

As communities seek a competitive edge, our industrial development professionals provide important industry contacts and advise communities and industry on new opportunities.

CSXT also participates in hundreds of initiatives to improve the quality of life in the communities in which it operates, with children and education as our primary philantropic focus.

Railroads mean private investment.

Freight railroads continue a remarkable renaissance from the days of regulation, when the government stifled competition and prevented railroads from contributing to the nation's economy to their full potential.

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In contrast to our nation's publicly subsidized interstate highway system, railroads pay the entire cost of building and maintaining our own tracks and yards. And we own thousands of locomotives and hundreds of thousands of freight cars. Today, railroads contribute more to the U.S. economy than ever before, while receiving no federal subsidies. Each year, railroads:

   . Move 1.4 million ton-miles of freight (without railroads we would see a 79% increase in vehicle miles of combination truck traffic on our highways)

   . Invest more than $6 billion in the upkeep and replacement of track, freight cars, locomotives and facilities

   . Pay more than $1.8 billion in state and federal income, property and fuel taxes annually, and $1.9 billion in payroll taxes

   .  Pay $13 billion in wages and benefits for more than 212,000 employees

Railroads mean a cleaner environment.

Railroads are the most environmentally friendly mode of freight transportation.

   .  Trains are three times as fuel efficient as trucks

   .  Truck emissions are about three times greater than rail emissions

   . Compared with trucks, railroad locomotives emit one-tenth the hydrocarbons and particulates, and just one-third the nitrogen oxide and carbon monoxide.

The railroad industry also works with communities to develop contingency plans for responding to incidents involving hazardous material spills, and we provide training for local emergency response teams.

We take our environmental stewardship seriously. Because it is the right thing to do. And because our employees live in railroad communities across America, too.


We need you to help us tell a meaningful story about our railroad's strong contribution.

Please contact:

     Suzanne Walston
     Corporate Communications

     One James Center
     901 East Cary Street
     Richmond, VA 23210

     (804)782-1449
     Suzanne_Walston@csx.com